Exhibit 3.1

Certificate of Designation

CERTIFICATE OF DESIGNATIONS OF RIGHTS AND PREFERENCES OF

SERIES C CONVERTIBLE PREFERRED STOCK OF

SAFE PRO GROUP INC.

I, Daniyel Erdberg, hereby certify that I am the Chief Executive Officer and Chairman of Safe Pro Group Inc. (the “Company”), a Delaware corporation, and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Company (the “Board”) by the Company’s Certificate of incorporation, (the “Certificate of incorporation”), and Section 151(g) of the Delaware General Corporation Law (the “DGCL”), the Board on May 2, 2025 adopted the following resolution determining it desirable and in the best interests of the Company and its stockholders for the Company to create a series of Two Thousand (2,000) shares of preferred stock designated as “Series C Convertible Preferred Stock”, none of which shares have been issued:

RESOLVED, that pursuant to the authority vested in the Board, in accordance with the provisions of the Certificate of Incorporation, a series of preferred stock, par value $0.0001 per share, of the Company be and hereby is created pursuant to this certificate of designations (this “Certificate of Designations”), and that the designation and number of shares established pursuant hereto and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

1.	Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Company designated as “Series C Convertible Preferred Stock” (the “Series C Preferred Shares” or “Preferred Shares”). The authorized number of shares of Series C Preferred Stock shall be Two Thousand (2,000) shares. Each Series C Preferred Share shall have a par value of $0.0001 per share and a stated value of $1,100 (the “Stated Value”).

2.	Dividends. The holders of the Series C Preferred Stock shall be entitled to receive dividends on an as-converted basis equal to and at the same time as any dividends that are payable to the holders of the Corporation’s common stock (the “Common Stock”). The holders of the Series C Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series C Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series C Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series C Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.

3.	Voting Rights.

a.	General. Except as required by applicable law or otherwise set forth herein, holders of the Series C Preferred Stock shall have no voting rights.

b.	Series C Preferred Stock Protective Provisions. At any time when shares of Series C Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written

c.	consent or affirmative vote of the holders of more than 50% of the then outstanding shares

d.	of Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

i.	amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series C Preferred Stock;

ii.	create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series C Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series C Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series C Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption; or

iii.	(i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series C Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series C Preferred Stock in respect of any such right, preference or privilege, or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series C Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series C Preferred Stock in respect of any such right, preference or privilege

4.	Conversion. At any time after the date of issuance of the Series C Preferred Stock (the “Initial Issuance Date”), each Preferred Share shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock (the “Conversion Shares”), on the terms and conditions set forth in this Section 4.

a.	Holder’s Conversion Right. Subject to the provisions of Section 4(c), at any time or times on or after the Initial Issuance Date, each Holder shall be entitled to convert any portion of the outstanding Series C Preferred Shares held by such Holder into validly issued, fully paid and non-assessable Conversion Shares in accordance with Section 4(d) at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Company’s transfer agent (the “Transfer Agent”)) that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Preferred Shares.

b.	Conversion Rate. Except as otherwise provided herein, the number of Conversion Shares issuable upon conversion of any Preferred Share pursuant to this Section 4 shall be determined by (x) multiplying the number of Series C Preferred Shares to be converted by 1,100 and (y) dividing the product thereof by the Conversion Price (the “Conversion Rate”).

For purposes of this Certificate of Designations, the term “Conversion Price” means, with respect to each Preferred Share, as of any Conversion Date or other date of determination, $2.25, subject to adjustment as provided herein. If the Company at any time on or after the Initial Issuance Date subdivides (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Initial Issuance Date combines (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 4b shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 4b occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

c.	Mechanics of Conversion. The conversion of each Preferred Share shall be conducted in the following manner:

i.	To convert one or more Series C Preferred Shares into Conversion Shares on any date (a “Conversion Date”), a Holder shall deliver (whether via electronic mail or otherwise), for receipt on or prior to 5:59 p.m., New York time, on such date, a copy of an executed notice of conversion of the Preferred Share(s) subject to such conversion in the form attached hereto as Exhibit 1 (the “Conversion Notice”) to the Company. On or before the second (2nd) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by electronic mail an acknowledgment of receipt and representation as to whether such shares of Common Stock may then be resold pursuant to Rule 144 or an effective and available registration statement, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms set forth herein.

ii.	Registration: Book-Entry. Series C Preferred Shares shall be issued in Book-Entry form. The Company (or the Transfer Agent, as custodian for the Preferred Shares) shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holders of each Series C Preferred Share (the “Registered Preferred Shares”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and each Holder of the Series C Preferred Shares shall treat each Person whose name is recorded in the Register as the owner of a Series C Preferred Share for all purposes (including, without limitation, the right to receive payments and Dividends hereunder) notwithstanding notice to the contrary. A Registered Preferred Share may be assigned, transferred or sold only by registration of such assignment or sale on the Register to the extent permitted by applicable law. Upon its receipt of a written request to assign, transfer or sell one or more Registered Preferred Shares by such Holder thereof, the Company shall promptly record the information contained therein in the Register and issue one or more new Registered Preferred Shares in the same aggregate Stated Value as the Stated Value of the surrendered Registered Preferred Shares to the designated assignee or transferee

d.	Adjustments to Series C Preferred.

i.	Adjustment for Reclassification, Exchange and Substitution. If the Common Stock issuable on the conversion of Series C Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise, then and in each such event the holder of each share of Series C Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable on such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series C Preferred Stock might have been converted immediately before such reorganization, reclassification, or change.

ii.	Sales, Reorganizations, Mergers or Consolidations. In case of any consolidation or merger of the Corporation with or into another entity, the sale, transfer or other disposition of all or substantially all of the assets of the Corporation to another person or the sale, transfer or other disposition of securities of the Corporation representing 50% or more of the combined voting power of the then outstanding securities of the Corporation, each share of Series C Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property that a holder of the number of shares of Common Stock of the Corporation deliverable on conversion of Series C Preferred Stock would have been entitled on such consolidation, merger or sale; and in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions of this Section 4. with respect to the rights and interest thereafter of the holders of Series C Preferred Stock, to the end that the provisions set forth in Section 4. shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of Series C Preferred Stock.

iii.	Certificate of Adjustment. On the occurrence of each adjustment or readjustment of the Series C Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms thereof and prepare and furnish to each holder of Series C Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts on which such adjustment or readjustment is based. The Corporation shall, on the written notice at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment or readjustment, (b) the Series C Conversion Price at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received on the conversion of such holder’s shares.

e.	Limitation on Beneficial Ownership.

i.	Beneficial Ownership. The Company shall not effect the conversion of any of the Preferred Shares held by a Holder, and such Holder shall not have the right to convert any of the Preferred Shares held by such Holder pursuant to the terms and conditions of this Certificate of Designations and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and the other Attribution Parties shall include the number of shares of Common Stock held by such Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes, convertible preferred stock or warrants, including the Preferred Shares) beneficially owned by such Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 4(d). For purposes of this Section 4(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. For the avoidance of doubt, the calculation of the Maximum Percentage shall take into account the concurrent exercise and/or conversion, as applicable, of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Holder and/or any other Attribution Party, as applicable. For purposes of determining the number of outstanding shares of Common Stock a Holder may acquire upon the conversion of such Preferred Shares without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such Holder’s beneficial ownership, as determined pursuant to this Section 4(d), to exceed the Maximum Percentage, such Holder must notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of any Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including such Preferred Shares, by such Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to a Holder upon conversion of such Preferred Shares results in such Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which such Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, any Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage of such Holder to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to such Holder and the other Attribution Parties and not to any other Holder that is not an Attribution Party of such Holder. For purposes of clarity, the shares of Common Stock issuable to a Holder pursuant to the terms of this Certificate of Designations in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such Holder for any purpose including for purposes of Section 13(d) or Rule 16a-l(a)(l) of the 1934 Act. No prior inability to convert such Preferred Shares pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall not be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(d) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 4(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of such Preferred Shares.

ii.	Principal Market Regulation. The Company shall not issue any shares of Common Stock upon conversion of any Preferred Shares or otherwise pursuant to the terms of this Certificate of Designations if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon exercise or conversion (as the case may be) of the Preferred Shares without breaching the Company’s obligations under the rules and regulations the listing rules of the Principal Market (the maximum number of shares of Common Stock which may be issued without violating such rules and regulations, the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules and regulations of the Principal Market for issuances of shares of Common Stock in excess of such amount (the “Stockholder Approval Date”) or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders. Until such approval or such written opinion is obtained, no Holder shall be issued in the aggregate, upon conversion or exercise (as the case may be) of any Preferred Shares, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap as of the Initial Issuance Date multiplied by (ii) the quotient of (1) the aggregate number of Preferred Shares issued to such Holder on the Initial Issuance Date divided by (2) the aggregate number of shares of Preferred Shares outstanding as of the Initial Issuance Date (with respect to each Holder, the “Exchange Cap Allocation”). In the event that any Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, the transferee shall be allocated a pro rata portion of such Holder’s Exchange Cap Allocation with respect to such portion of such Preferred Shares so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation so allocated to such transferee. Upon conversion in full of a Holder’s Preferred Shares, the difference (if any) between such Holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such Holder upon such Holder’s conversion in full of such Preferred Shares shall be allocated, to the respective Exchange Cap Allocations of the remaining holders of Preferred Shares on a pro rata basis in proportion to the shares of Common Stock underlying the shares of preferred stock of the Company then held by each such holder of Preferred Shares.

f.	Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in reasonable commercial efforts to obtain the requisite shareholder approval of any necessary amendment to the Company’s Certificate of Incorporation.

5.	Redemption.

a.	Redemption Date and Price. Unless prohibited by Delaware law governing distributions to stockholders, at any time after the Initial Issuance Date the Company may, on any date (a “Redemption Date”) determined by the Board of Directors (provided that funds are legally available to do so), redeem all or a portion of the then outstanding shares of Series C Preferred Stock by paying in cash therefor a sum equal to $1,100.00 per share of Series C Preferred Stock (as adjusted for stock splits, stock dividends, reclassification and the like with respect to such Series C Preferred Stock) plus all declared but unpaid dividends on such shares (the “Redemption Price”). Any redemption effected pursuant to this Section 3(a) shall be made on a pro rata basis among the holders of the Series C Preferred Stock based upon the total Redemption Price applicable to each holder’s shares of Series C Preferred Stock.

b.	Procedure. Not less than 5 business days prior to each Redemption Date, the Corporation shall provide written notice, by overnight courier or email, to each holder of record of the Series C Preferred Stock to be redeemed at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the applicable Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder’s certificate or certificates representing the shares to be redeemed (unless such shares are held in Book Entry) (the “Redemption Notice”). Except as provided in Section 5(c), on or after the Redemption Date, each holder of Series C Preferred Stock to be redeemed shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

c.	Effect of Redemption; Insufficient Funds. From and after a Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series C Preferred Stock designated for redemption in the Redemption Notice (except the right to receive the applicable Redemption Price without interest upon surrender of their share certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series C Preferred Stock on a Redemption Date are insufficient to redeem the total number of shares of Series C Preferred Stock to be redeemed on such Redemption Date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon the total Redemption Price applicable to each such holder’s shares of Series C Preferred Stock which are subject to redemption on such Redemption Date. The shares of Series C Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series C Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on a Redemption Date but which it has not redeemed or not converted by the Holder pursuant to Section 4.

6.	Liquidation Preference. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, Holders of the Series C Preferred Stock shall be entitled to receive in cash out of the assets of the Company, an amount equal to the Stated Value per share, as adjusted for any reasons set forth in this Certificate of Designation (the “Liquidation Value”) for each outstanding shares of Series C Preferred Stock, before any payment is made or assets distributed to the holders of the Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment in full of the Liquidation Value required to be paid to the holders of shares of Series C Preferred Stock, the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder. If, upon such liquidation, dissolution or winding up, the assets distributable to the holders of the Series C Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then such assets shall be distributed ratably among the shares of the Series C Preferred Stock. The consolidation or merger of the Company, a transfer of all or substantially all of its assets for cash or securities, or a share exchange will not be considered a liquidation, dissolution or winding up of the Company, provided that the rights, preferences, and privileges of the Series C Preferred Stock are preserved in any such transaction or the holders receive equivalent rights in the surviving or acquiring entity.

7.	Return of Status as Authorized Shares. Any shares of Series C Preferred Stock redeemed, converted or otherwise acquired by the Company shall be automatically returned to the status of authorized and unissued shares of Preferred Stock available for future designation and issuance pursuant to the terms of the Certificate of Incorporation.

8.	No Other Rights or Privileges. Except as specifically set forth herein, the holders of the Series C Preferred Stock shall have no other rights, privileges or preferences with respect to the Series C Preferred Stock.

IN WITNESS WHEREOF, Safe Pro Group Inc. has caused this certificate to be signed and attested by Daniyel Erdberg, its Chief Executive Officer, effective as of the [        ] day of [         ], 2025.

SAFE PRO GROUP INC.

By:
Daniyel Erdberg
Chief Executive Officer

Exhibit 1

CONVERSION NOTICE

Reference is made to the Certificate of Designations of the Certificate of Incorporation of Safe Pro Group Inc., a Delaware corporation (the “Company”) establishing the terms, preferences and rights of the Series C Convertible Preferred Stock, $0.0001 par value (the “Preferred Shares”) of the Company (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of Preferred Shares indicated below into shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion: __________________________________________________________________________

Aggregate number of Preferred Shares to be converted
Aggregate Stated Value of such Preferred Shares to be converted
AGGREGATE CONVERSION
AMOUNT TO BE CONVERTED

The Holder confirms the following information:

Conversion Price:______________________________

Number of shares of Common Stock to be issued:________________________________________________

Please issue the Common Stock into which the applicable Preferred Shares are being converted to Holder, or for its benefit, as follows:

☐	☐ Check here if requesting delivery as a physical certificate to the following name and address:

Issue to: ___________________________________________________________

__________________________________________________________________

__________________________________________________________________

☐	☐ Check here if requesting electronic delivery by Deposit/Withdrawal at Custodian (DWAC) as follows:

DTC Participant:_________________________________________________________

DTC Number: ___________________________________________________________

Account Number:________________________________________________________

Date:____________________

Name of Registered Holder
(as it appears on the Preferred Stock certificate)

By:

Name:

Title:

Taxpayer Identification Number (SSN/EIN): _____________________________________

Email Address: